Exhibit 20.3

ANNUAL GENERAL MEETING TO BE HELD ON MAY 23, 2012

(Name of ADR holder)

(Number of ADRs held)

Resolutions presented for consideration by the Annual General Meeting of Shareholders on May 23, 2012

	Ordinary Resolutions	Affirmative	Negative	Abstained
1.

Ratification of the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and to receive and adopt the financial statements and the directors’ and auditors’ reports for the year ended December 31, 2011.

2.

Ratification of the appointment of and re-appoint the independent auditor, Deloitte Touche Tohmatsu, and to authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix their remuneration.

3.	(I) Grant a general and unconditional mandate to the Directors to issue new shares of the Company.
(II) Extension of the general mandate granted to the Directors to issue new shares of the Company.
4.	Grant a general and unconditional mandate to the Directors to repurchase shares of the Company.
5.	(I) (a) Re-election of Mr. Lawrence Yau Lung Ho as Director.
(b) Re-election of Mr. James Douglas Packer as Director.
(c) Re-election of Mr. John Peter Ben Wang as Director.
(d) Re-election of Mr. Yuk Man Chung as Director.
(e) Re-election of Mr. William Todd Nisbet as Director.
(f) Re-election of Mr. Rowen Bruce Craigie as Director.
(g) Re-election of Mr. James Andrew Charles MacKenzie as Director.
(h) Re-election of Mr. Thomas Jefferson Wu as Director.
(i) Re-election of Mr. Yiu Wa Alec Tsui as Director.
(j) Re-election of Mr. Robert Wason Mactier as Director.
(II) Authorization of the Board to fix the remuneration of all Directors.
Special Resolutions
6.	Approval on the adoption of the Chinese Company name: “ ”.
7

Amendment on the existing Amended and Restated Memorandum of Association (the “Memorandum”) and existing Amended and Restated Articles of Association (the “Articles”) of the Company, in the manner detailed in the notice convening the meeting, through the adoption of a replacement Amended and Restated Memorandum of Association and Articles of Association (the “New Memorandum and Articles”) and to authorize the Directors to do all such acts, deeds and things and execute all documents they consider necessary or expedient in connection with the implementation of or to give effect to the aforesaid amendment of Memorandum and Articles, including, without limitation, causing to be prepared and filed with the Cayman Islands Registrar of Companies, the New Memorandum and Articles adopted pursuant to this resolution.

(Signature)

* For identification purposes only